Exhibit 3.1

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SUMMIT FINANCIAL GROUP, INC.

Pursuant to the provisions of Sections 1003 and 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation, FILED IN DUPLICATE:

I. The name of the Corporation is Summit Financial Group, Inc.

II. The following amendment to the Articles of Incorporation was adopted by the Board of Directors of the Corporation by unanimous written consent and agreement pursuant to West Virginia Code § 31D-8-821 on April 23, 2004, and was duly approved by the shareholders of the Corporation at the Annual Meeting of Shareholders held on May 13, 2004, in accordance with Chapter 31D of the Code of West Virginia and the Articles of Incorporation of the Corporation, to-wit:

             RESOLVED that Paragraph A of Article IV of the Articles of Incorporation of Summit Financial Group, Inc. which now reads:

“IV.  A.  The amount of total authorized capital stock of said Corporation shall be Twelve Million Seven Hundred Fifty Thousand Dollars ($12,7500,000) which shall be divided into Five Million (5,000,000) shares of common stock with the par value of $2.50 each and Two Hundred Fifty Thousand (250,000) shares of preferred stock with the par value of $1.00 each.”

be amended to read as follows:

“IV.  A. The amount of total authorized capital stock of said Corporation shall be Fifty Million Two Hundred Fifty Thousand Dollars ($50,250,000) which shall be divided into Twenty Million (20,000,000) shares of common stock with the par value of $2.50 each and Two Hundred Fifty Thousand (250,000) shares of preferred stock with the par value of $1.00 each.”

RESOLVED: That, as so amended, the original Articles of Incorporation, together with this amendment, shall constitute the Article of Incorporation of the Corporation.

III. The amendment does not provide for the exchange, reclassification or cancellation of issued shares.

DATE: May 14, 2004

                            SUMMIT FINANCIAL GROUP, INC.

                    By: /s/ Phoebe F. Heishman
                                             Its: Secretary